                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 FORM 8-A / A

         FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
          SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934


                       NATURAL MICROSYSTEMS CORPORATION
                       --------------------------------
            (Exact name of registrant as specified in its charter)


                     Delaware                         04-2814586
                     --------                         ----------
(State of incorporation or organization)              (IRS Employee
                                                      Identification No.)

          100 Crossing Boulevard
          Framingham, Massachusetts                   01702
          -------------------------                   -----
(Address of principal executive offices)              (Zip Code)

If this Form relates to       If this Form relates to the
the registration of a         registration of a class of debt
class of debt securities      securities and is to become
and is effective upon         effective simultaneously with
filing pursuant to General    the effectiveness of a concurrent
Instruction A(c)(1)please     registration statement under the
check the following box. [  ] Securities Act of 1933 pursuant to General Instruction A(c)(2)
                              please check the following
                              box.   [  ]

Securities to be registered pursuant to Section 12(b) of the Act:



           SERIES A JUNIOR PREFERRED STOCK PURCHASE RIGHTS (AMENDED)
           ---------------------------------------------------------
                   (Title of each class to be so registered)



(Name of each exchange on which each class is to be registered):

                                     NONE

Securities to be registered pursuant to Section 12(g) of the Act:

                                     NONE

Item 1.   Description of Registrant's Securities to be Registered
          -------------------------------------------------------

     On December 23, 1998, the Board of Directors of Natural MicroSystems Corporation (the "Company") declared a dividend of one purchase right ("Right") for every outstanding share of the Company's common stock, $.01 par value. The terms of the Rights were set forth in a Rights Agreement dated as of December 23, 1998 (the "Rights Agreement") between the Company and State Street Bank and Trust Company, and were described in the Form 8-A filed by the Company with regard to the Series A Junior Preferred Stock Purchase Rights on January 19, 1999 (the "Original 8-A").

     A copy of the Rights Agreement (including as exhibits the form of Rights Certificate and the Summary of Rights) was attached as an exhibit to the Original 8-A.

     The Rights Agreement has been amended and restated by an Amended and Restated Rights Agreement dated as of April 22, 1999 (the "Restated Rights Agreement"). The Restated Rights Agreement amends the Rights Agreement by deleting all references to "Continuing Directors". Actions previously required or permitted to be taken by a vote or consent of the Continuing Directors may now be taken with a vote or consent of the Board of Directors.

     The terms of the Rights as amended and restated by the Restated Rights Agreement are set forth in the Restated Rights Agreement.

     The description of the Restated Rights Agreement contained herein and the descriptions of the Rights contained in the Original 8-A and this filing do not purport to be complete and are qualified in their entirety by reference to the Restated Rights Agreement, which is incorporated herein by reference. A copy of the Restated Rights Agreement (including as exhibits the form of Rights Certificate and the Summary of Rights, as amended) is attached as an exhibit to this filing.


Item 2.   Exhibits
          --------

1. Rights Agreement, dated as of December 23, 1998 (the "Rights Agreement") between Natural MicroSystems Corporation and State Street Bank and Trust Company, as Rights Agent. (1)

2. Form of Certificate of Designations, Rights, Preferences and Privileges of the Series A Junior Preferred Stock, par value $.01 per share, of the Company (attached as Exhibit A to the Rights Agreement). (1)

3.   Form of Rights Certificate (attached as Exhibit B to the Rights Agreement).
     (1)

4.   Summary of Rights (attached as Exhibit C to the Rights Agreement). (1)

5. Amended and Restated Rights Agreement, dated as of April 22, 1999 (the "Restated Rights Agreement") between Natural MicroSystems Corporation and State Street Bank and Trust Company, as Rights Agent.

6. Form of Certificate of Designations, Rights, Preferences and Privileges of the Series A Junior Preferred Stock, par value $.01 per share, of the Company (attached as Exhibit A to the Restated Rights Agreement).

7. Form of Rights Certificate (attached as Exhibit B to the Restated Rights Agreement).

8.   Summary of Rights (attached as Exhibit C to the Restated Rights Agreement).
____________

(1) Incorporated by reference to the exhibit filed with the Company's Form 8-A dated January 19, 1999.

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                     NATURAL MICROSYSTEMS CORPORATION



Dated:  June 8, 1999                 By:      /s/ Robert P. Schechter
                                              ---------------------------
                                     Name:    Robert P. Schechter
                                     Title:   President and Chief
                                     Executive Officer